FOR IMMEDIATE RELEASE
                                            Contact:     Ross A. Benavides
                                                         Chief Financial Officer
                                                         (713) 860-2528


               GENESIS ENERGY, L.P. REPORTS FIRST QUARTER RESULTS

      May 3, 2004 - Genesis Energy, L.P. (AMEX:GEL) announced today that its net loss for the first quarter of 2004 was $1,005,000, or $0.11 per unit. This loss included a charge of $1,104,000 related to the Partnership's incentive compensation plans.

      "We remain on track to meet our objectives for 2004 said Mark Gorman, President and CEO. We generated Available Cash during the quarter of $1,491,000 or $0.15 per unit, which is equal to our distribution for the quarter. Our crude oil pipeline and CO2 wholesale distribution segments performed very well during the quarter. Additionally, we are making progress towards expanding our credit facility to allow us to make accretive acquisitions this year.

      "The loss generated this quarter was primarily attributable to a charge for the employee stock appreciation rights program that was implemented in 2003. This expense is a recurring non-cash charge that was unusually large this quarter due to the fact that Genesis' unit price increased by 27 percent from $9.80 at the beginning of the quarter to $12.45 at the end of the quarter. This charge may impact our earnings in future periods if our unit price is volatile. We do not expect this non-cash expense to have an adverse impact on our ability to make or increase distributions to our Unitholders."

      Financial Results

      Genesis generated a loss for the first quarter of 2004 of $1.0 million, or an $0.11 loss per unit, compared to first quarter 2003 earnings of $0.9 million, or $0.10 earned per unit. Genesis generated a loss from continuing operations of $0.8 million, or $0.09 per unit, for the 2004 period and income from continuing operations of $0.4 million, or $0.04, per unit for 2003. Loss from discontinued operations for the 2004 period was $0.2 million, or $0.02 per unit. Income from discontinued operations for the comparable period of 2003 was $0.5 million, or $0.06 per unit.

      The following table presents certain selected financial information by segment for the first quarter reporting periods for continuing operations:

                                                       Crude Oil
                                            -----------------------------
                                            Gathering and                             CO2
                                              Marketing          Pipeline          Marketing          Total
                                            -------------        --------          ---------         --------
                                                                      (in thousands)
Three Months Ended March 31, 2004
Revenues:
External customers                             $192,996          $  3,263          $  1,831          $198,090
Intersegment                                         --               822                --               822
                                               --------          --------          --------          --------
Total revenues of reportable segments          $192,996          $  4,085          $  1,831          $198,912
                                               ========          ========          ========          ========

Segment margin(a)                              $  1,006             1,853          $  1,240          $  4,099

Capital expenditures                           $     51          $    349          $     --          $    400
Maintenance capital expenditures               $     51          $    104          $     --          $    155

Three Months Ended March 31, 2003
Revenues:
External customers                             $171,693          $  3,211          $     --          $174,904
Intersegment                                         --               778                --               778
                                               --------          --------          --------          --------
Total revenues of reportable segments          $171,693          $  3,989          $     --          $175,682
                                               ========          ========          ========          ========

Segment margin(a)                              $  2,790             1,511          $     --          $  4,301

Capital expenditures                           $     96          $    854          $     --          $    950
Maintenance capital expenditures               $     96          $    854          $     --          $    950

(a) Segment margin was calculated as revenues less cost of sales and operating expenses. A reconciliation of segment margin (a non-GAAP measure) to income from continuing operations is presented for periods presented in the tables at the end of this release.

      Segment margin from continuing crude oil gathering and marketing activities was $1.0 million for the 2004 first quarter, a decrease of $1.8 million from 2003 levels. The primary factor decreasing segment margin between the two periods was a $2.1 million negative price variance. Partially offsetting this negative price variance was a 9% increase in purchased volumes, increasing segment margin by $0.5 million. Field costs were slightly higher in the 2004 period.

      Crude oil pipeline segment margin from continuing operations was $1.9 million for first quarter of 2004 as compared to $1.5 million for the 2003 period. Pipeline operating costs were $0.3 million less in 2004, principally due to costs incurred in 2003 related to regulatory requirements and right of way maintenance.

      Segment margin from CO2 wholesale distribution activities in the 2004 period was $1.2 million. Genesis entered this business in November 2003.

      General and administrative expenses increased by $0.9 million during the 2004 first quarter as compared to the 2003 period, principally due to an accrual related to incentive compensation under the Partnership's plans. The increase in Genesis market unit price from $9.80 at December 31, 2003 to $12.45 at March 31, 2004 resulted in a $1.1 million charge related to Genesis' long-term stock appreciation plan.

      Interest costs were $0.4 million lower in the 2004 first quarter than the 2003 period, primarily due to a charge in the 2003 period for unamortized deferred costs related to a credit facility that was replaced in March 2003.

      The $0.2 million loss from discontinued operations in the 2004 first quarter was due to costs to dismantle and dispose of abandoned assets. The operations that were disposed of in the fourth quarter of 2003 generated income of $0.5 million during the first quarter of 2003.

      Genesis paid a distribution of $0.15 per unit for the fourth quarter of 2003 in February 2004, and will pay a distribution of $0.15 per unit for the first quarter of 2004 in May 2004. Genesis generated Available Cash before reserves (a non-GAAP measure) during the first quarter of 2004 of $1.5 million and will make a distribution with respect to 2004's first quarter. (Please see the accompanying schedules for a reconciliation of Available Cash, a non-GAAP measure, to net cash flow provided by operations, the GAAP measure.)

      Available Cash

      Several adjustments to net income are required to calculate Available Cash. The calculation of Available Cash before reserves for the quarter ended March 31, 2004 is as follows:

Net loss                                              $(1,005,000)
Depreciation and amortization expense                   1,547,000
Non-cash charge for incentive compensation plan         1,104,000
Maintenance capital expenditures                         (155,000)
                                                      -----------
Available Cash before reserves                        $ 1,491,000
                                                      ===========

      Available Cash (a non-GAAP liquidity measure) has been reconciled to cash flow from operating activities (the GAAP measure) for the three months ended March 31, 2004 in the financial tables below.

      Outlook

      The Partnership's continuing gathering and marketing business is expected to perform better during 2004 than it did during 2003, principally due to the expectation of less volatility in P-Plus market prices. Genesis expects pipeline segment margin from continuing operations for 2004 to be generally consistent with 2003 levels. Genesis owned its newly purchased wholesale CO2 marketing operations for two months in 2003. Segment margin from these activities in 2004 is expected to be more than the annualized 2003 amount due to seasonality. Genesis expects general and administrative expenses to be higher in 2004 than in 2003, and expects 2004 projected maintenance capital expenditures to be less than half of the amounts expended during 2003.

      Based on the foregoing, Genesis continues to expect to be able to sustain its regular quarterly distribution of $0.15 per unit for 2004 and to be able to restore its regular distributions to the targeted minimum distribution amount of $0.20 per unit per quarter in 2005. However, Genesis could increase its regular quarterly distribution sooner or decrease its distribution depending on actual results.

      Earnings Conference Call

      Genesis Energy, L.P. will broadcast its Earnings Conference Call on Tuesday, May 4, 2004, at 10:00 a.m. Central time. This call can be accessed at www.genesiscrudeoil.com. Choose the Investor Relations button. Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 60 days. There is no charge to access the event.

      Genesis Energy, L.P. operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida, and Mississippi. Genesis Energy, L.P. also operates a wholesale CO2 marketing business.

      This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Genesis believes that its expectations are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, environmental risks, government regulation, the ability of the Partnership to meet its stated business goals and other risks noted from time to time in the Partnership's Securities and Exchange Commission filings. Actual results may vary materially.

                               (tables to follow)

                              GENESIS ENERGY, L.P.
            SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
               (in thousands except per unit amounts and volumes)


                                                               Three Months Ended       Three Months Ended
                                                                 March 31, 2004           March 31, 2003
                                                                 --------------           --------------
Revenues                                                            $ 198,912                $ 175,682
Cost of sales                                                         194,813                  171,381
General & administrative expenses                                       3,164                    2,277
Depreciation and amortization expense                                   1,547                    1,144
Gains from disposals of surplus assets                                     --                      (44)
                                                                    ---------                ---------
    OPERATING (LOSS) INCOME                                              (612)                     924
Interest and other, net                                                  (170)                    (542)
                                                                    ---------                ---------
(LOSS) INCOME FROM CONTINUING OPERATIONS                                 (782)                     382
LOSS FROM DISCONTINUED OPERATIONS                                        (223)                     497
                                                                    ---------                ---------
NET (LOSS) INCOME                                                   $  (1,005)               $     879
                                                                    =========                =========

NET (LOSS) INCOME PER COMMON UNIT - BASIC AND DILUTED
    Continuing Operations                                           $   (0.09)               $    0.04
    Discontinued Operations                                             (0.02)                    0.06
                                                                    ---------                ---------
NET (LOSS) INCOME PER COMMON UNIT - BASIC AND DILUTED               $   (0.11)               $    0.10
                                                                    =========                =========

CONTINUING OPERATIONS VOLUMES:
Crude oil wellhead barrels per day                                     48,409                   45,869
Total gathering and marketing barrels per day                          60,591                   56,313
Crude oil pipeline barrels per day                                     68,583                   67,728
CO2 marketing Mcf per day                                              39,173                       --

                              GENESIS ENERGY, L.P.
                 SUMMARY CONSOLIDATED BALANCE SHEETS - UNAUDITED
                                 (in thousands)

                                                      March 31, 2004           December 31, 2003
                                                      --------------           -----------------
ASSETS
Cash                                                     $    340                  $  2,869
Accounts receivable                                        74,406                    66,732
Inventories                                                 1,240                     1,546
Other current assets                                       10,246(1)                 17,064(2)
                                                         --------                  --------
     TOTAL CURRENT ASSETS                                  86,232                    88,211
Net property                                               33,347                    33,971
CO2 contracts                                              23,550                    24,073
Other assets                                                  767                       860
                                                         --------                  --------
     TOTAL ASSETS                                        $143,896                  $147,115
                                                         ========                  ========

LIABILITIES AND PARTNERS' CAPITAL
Accounts payable                                         $ 74,902                  $ 67,175
Accrued liabilities                                         8,654                    20,069(2)
                                                         --------                  --------
     TOTAL CURRENT LIABILITIES                             83,556                    87,244
Long-term debt                                              9,900                     7,000
Minority interest                                             517                       517
Partners' capital                                          49,923                    52,354
                                                         --------                  --------
   TOTAL LIABILITIES AND PARTNERS' CAPITAL               $143,896                  $147,115
                                                         ========                  ========

(1) Includes $6.9 million receivable for reimbursement from insurers related to settlement of litigation.

(2) Includes $12.8 million accrual for settlement of litigation and the related receivable for reimbursement from insurers.

                              GENESIS ENERGY, L.P.
            SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
                                 (in thousands)

                                                                 Three Months Ended     Three Months Ended
                                                                   March 31, 2004         March 31, 2003
                                                                   --------------         --------------
Net income                                                            $(1,005)               $   879
Adjustments to reconcile net income to cash provided by
   operating activities:
   Depreciation and amortization                                        1,547                  1,515
   Amortization/write-off of credit facility issuance
   costs                                                                   93                    750
   Change in fair value of derivatives                                     --                     39
   Gains on asset disposals                                                --                    (44)
   Other non-cash compensation plan charges                             1,104                     --
   Changes to components of working capital                            (5,342)                 2,917
                                                                      -------                -------
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES                    (3,603)                 6,056
                                                                      -------                -------

Additions to property and equipment                                      (400)                (2,195)
Proceeds from sales of assets and other                                    --                     84
                                                                      -------                -------
NET CASH USED IN INVESTING ACTIVITIES                                    (400)                (2,111)
                                                                      -------                -------

Net borrowings (repayments) of debt                                     2,900                 (2,000)
Distributions to partners                                              (1,426)                    --
Credit facility issuance fees                                              --                 (1,093)
                                                                      -------                -------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                     1,474                 (3,093)
                                                                      -------                -------

Net (decrease) increase in cash and cash equivalents                   (2,529)                   852
Cash and cash equivalents at beginning of period                        2,869                  1,071
                                                                      -------                -------
Cash and cash equivalents at end of period                            $   340                $ 1,923
                                                                      =======                =======

                              GENESIS ENERGY, L.P.
               GAAP TO NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

SEGMENT MARGIN EXCLUDING DEPRECIATION AND AMORTIZATION RECONCILIATION TO OPERATING (LOSS) INCOME

                                                              Three Months Ended           Three Months Ended
                                                                March 31, 2004               March 31, 2003
                                                                --------------               --------------
                                                                                (in thousands)
Segment margin excluding depreciation and amortization
  (non-GAAP measure)                                                    $4,099                       $4,301
General & administrative expenses                                        3,164                        2,277
Depreciation and amortization expense                                    1,547                        1,144
Gains from disposals of surplus assets                                       -                          (44)
                                                                --------------                -------------
   Operating (loss) income (GAAP measure)                       $         (612)               $         924
                                                                ==============                =============

AVAILABLE CASH BEFORE RESERVES RECONCILIATION TO NET CASH PROVIDED BY OPERATING ACTIVITIES


                                                                                       Three Months Ended
                                                                                          March 31, 2004
                                                                                          (in thousands)
                                                                                          --------------
Net cash flow provided by operating activities (GAAP measure)                                $(3,603)
Adjustments to reconcile net cash flow provided by operating activities to
  Available Cash before reserves:
   Maintenance capital expenditures                                                             (155)
   Amortization of credit facility issuance costs                                                (93)
   Net effect of changes in operating accounts not included in calculation of
  Available Cash before reserves                                                               5,342
                                                                                             -------
Available Cash before reserves (non-GAAP measure)                                            $ 1,491
                                                                                             =======

      Genesis believes that investors benefit from having access to the same financial measures being utilized by management.

      Segment margin forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP measure most directly comparable to total segment margin is operating income.

      We define segment margin as revenues less costs of sales and operating expenses. This measure is exclusive of depreciation and amortization, general and administrative expenses, any gains or losses on asset disposals. It also excludes the effects of any adjustments for the effects of derivative accounting, minority interests and the cumulative effect of any accounting changes.

      Available Cash is a liquidity measure used by management to compare cash flows generated by the Partnership to the cash distribution paid to the limited partners and the general partner. This is an important financial measure to the public unitholders since it is an indicator of the Partnership's ability to provide a cash return on their investment. Specifically, this financial measure tells investors whether or not the Partnership is generating cash flows at a level that can support a quarterly cash distribution to the partners. Lastly, Available Cash (also referred to as distributable cash flow) is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.

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